Exhibit 99.1

Hexion Specialty Chemicals, Inc.

180 East Broad Street

Columbus, Ohio 43215

July 7, 2008

Huntsman Corporation

 500 Huntsman Way

 Salt Lake City, Utah 84108

 Attention: General Counsel

Dear Sam:

We are in receipt of Huntsman’s letters of July 3 and July 4. With respect to the July 3 letter, we acknowledge the consent granted. However, we strongly disagree with various assertions in that letter.

First, the extensive materials we have already provided to Huntsman demonstrate that the total amount of financing available under the Commitment Letter is insufficient to close the transaction, and that the gap is extraordinarily large. As you know, these analyses are based largely on Huntsman’s own further revised projections. Nevertheless, since Huntsman disagrees, please provide us with Huntsman’s calculation of sources and uses of funds and any other materials that demonstrate that the total amount of financing available under the Commitment Letter is sufficient to close the transaction and that the combined company will be solvent at closing. We assume your Board must have received such information before it could make its determination that the transaction is reasonably likely to close. We have repeatedly asked for Huntsman’s current cash flow and net debt estimates and other materials related to Huntsman’s views on the solvency of the combined company. We reiterate our request. Unless you provide us with this information promptly and we have an opportunity to confirm its accuracy, we will be unable to factor this information into our dialogue with our financing banks. Further, various sections of the Merger Agreement give Hexion the right to this information, including Sections 5.2 and 5.13, and Huntsman’s failure to promptly provide this important information is in clear breach of its contractual obligations.

Second, Section 5.12(b) of the Merger Agreement requires that Hexion notify Huntsman if it “no longer believes in good faith that it will be able to obtain all or any portion of the Financing contemplated by the Commitment Letter on the terms described therein.”  Per our prior communications and based on all of the detailed analysis we have shared with Huntsman (and having received no factual information to the contrary from Huntsman), Hexion does not believe in good faith that it will be able to obtain the Financing because the combined company will be insolvent. It is for this reason that Hexion believes it is required to seek Alternate Financing pursuant to Section 5.12(c) of the Merger Agreement. We fail to see why Huntsman would challenge Hexion’s efforts to perform its obligations under the Merger Agreement. We also note that the Merger Agreement contains no requirement that Hexion raise equity or obtain Alternate Financing on terms less favorable to Hexion than those provided in the Commitment Letter.

Huntsman’s July 4 letter purports to extend the Termination Date to October 2, 2008. Based on all of the information we provided you, we do not believe the Huntsman Board could have determined in good faith that there exists an objectively reasonable probability that the Merger can be completed within the next 90 days.

Nothing herein shall constitute a waiver of any rights or remedies available to Parent or Merger Sub under the Merger Agreement or applicable law.

HEXION SPECIALTY CHEMICALS, INC.

		By:	/s/ Mary Ann Jorgenson
Mary Ann Jorgenson
cc:	Jeffrey B. Floyd, Esq.
(Vinson & Elkins L.L.P.)

John A. Marzulli, Jr.
(Shearman & Sterling LLP)